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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                    FORM 8-A
                                (AMENDMENT NO. 1)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                ----------------


                             PENNICHUCK CORPORATION
              ---------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

             NEW HAMPSHIRE                              02-0177370
----------------------------------------           ------------------
(State of Incorporation or Organization)             (IRS Employer
                                                   Identification no.)


FOUR WATER STREET, NASHUA, NEW HAMPSHIRE                  03060
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(Address of Principal Executive Offices)               (Zip Code)


If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box / /.

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box /X/.

Securities Act registration statement file number to which this form related ________________
             (If applicable)


Securities to be registered pursuant to Section 12(b) the Act:

                                      None


       Securities to be registered pursuant to Section 12(g) of the Act:

                         Preferred Stock Purchase Rights
                        ----------------------------------
                                (Title of Class)


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ITEM 1.  DESCRIPTION OF SECURITIES TO BE REGISTERED.

       On April 29, 2002, prior to the execution of the Agreement and Plan of Merger dated as of April 29, 2002 between Pennichuck Corporation (the "Company") and Philadelphia Suburban Corporation (the "Merger Agreement"), the Company entered into an Amendment to Rights Agreement with American Stock Transfer & Trust Company ("AST"), as rights agent (the "Amendment").

         Generally, the Amendment amends the Rights Agreement dated as of April 20, 2000 between the Company and AST, as amended, to provide that neither the Merger Agreement nor the transactions contemplated thereby will constitute an event that would trigger either the issuance of Right Certificates or the exercisability of the Rights themselves. Specifically, the Amendment provides, among other things, (i) that certain persons shall not be deemed an "Acquiring Person", (ii) that a "Shares Acquisition Date" shall not be deemed to have occurred by reason of certain public announcements or public disclosures concerning the Merger Agreement and the transactions contemplated thereby, (iii) that a "Distribution Date" shall not be deemed to have occurred by reason of certain public announcements, public disclosures, the execution and delivery of the Merger Agreement or the transactions contemplated thereby, and (iv) that the Rights Agreement may be amended by the Company from time to time until a Distribution Date.

         This summary description of the Amendment is qualified in its entirety by reference to the text of the Amendment, which is filed as an exhibit hereto. Also filed as exhibits hereto are copies of the Amendment to Rights Agreement dated October 10, 2001 between the Company and Fleet National Bank, the Second Amendment to Rights Agreement dated January 14, 2002 between the Company and EquiServe Trust Company, N.A., and the Agreement of Substitution and Amendment of Common Shares Rights Agreement dated January 15, 2002 between the Company and AST, concerning certain substitutions of the rights agent.

ITEM 2.  EXHIBITS.

4.1 Amendment to Rights Agreement dated October 10, 2001 by and between Pennichuck Corporation and Fleet National Bank.

4.2 Second Amendment to Rights Agreement dated January 14, 2002 between Pennichuck Corporation and EquiServe Trust Company, N.A.

4.3 Agreement of Substitution and Amendment of Common Shares Rights Agreement dated January 15, 2002 between the Company and American Stock Transfer & Trust Company.

4.4. Amendment to Rights Agreement dated April 29, 2002 by and between Pennichuck Corporation and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 99.2 to Pennichuck Corporation's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 29, 2002).



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                                    SIGNATURE

       Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                     PENNICHUCK CORPORATION

Date:  April 30, 2002                By: /s/ Maurice L. Arel
                                         -------------------------------------
                                         Maurice L. Arel
                                         President and Chief Executive Officer









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                                    EXHIBITS

EXHIBIT
NO.         DESCRIPTION
-------     -----------

4.1 Amendment to Rights Agreement dated October 10, 2001 by and between Pennichuck Corporation and Fleet National Bank.

4.2 Second Amendment to Rights Agreement dated January 14, 2002 between Pennichuck Corporation and EquiServe Trust Company, N.A.

4.3 Agreement of Substitution and Amendment of Common Shares Rights Agreement dated January 15, 2002 between the Company and American Stock Transfer & Trust Company.

4.4 Amendment to Rights Agreement dated April 29, 2002 by and between Pennichuck Corporation and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 99.2 to Pennichuck Corporation's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 29, 2002).




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